AMENDMENT #2
TO
EXECUTIVE EMPLOYMENT AGREEMENT
     Reference is made to the Executive Employment Agreement, as amended (the “Agreement”) dated July 1, 2005, by and among Segmentz, Inc., a Delaware corporation (currently known as Express-1 Expedited Solutions, Inc., the “Company”), and Mike Welch (the “Executive”). The Company and the Executive are referred to collectively herein as the “Parties.” All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.
     1. Deferred Compensation. The Parties hereby agree that Section 5(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
“d. In lieu of the deferred compensation originally provided for in this Agreement, the Executive shall receive the following: (i) for the year ending December 31, 2010, the Executive shall receive a lump sum payment in the amount of $30,000, less applicable withholdings, as additional compensation; and (ii) commencing on January 1, 2011, the Executive’s Base Salary shall be increased from $200,000 per year to $230,000 per year.”
     2. Sole Amendments. The Parties hereby agree that except as modified herein, the Agreement shall remain in full force and effect.
     3. Counterparts. This Amendment #2 to Executive Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     4. Governing Law. This Amendment #2 to Executive Employment Agreement shall be deemed made and entered into in the State of Michigan and shall be governed and construed under and in accordance with the laws of the State of Michigan.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment #2 to Executive Employment Agreement to be executed as of June 14, 2010.

Express-1 Expedited Solutions, Inc.
By:	/s/ Pete Whitehead
	Name:	Pete Whitehead
	Title:	Compensation Committee Chair

/s/ Mike Welch
Mike Welch